PRESS RELEASE

Available for Immediate Publication:  August 9, 2007
Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Cash Dividend

Merced, California, August 9, 2007 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that on August 7, 2007 its board of directors had declared a $0.11 cash dividend on the company’s common stock.  The dividend is payable on August 30, 2007 to stockholders of record as of August 10, 2007.

“This cash dividend of $0.11 per share marks our fifteenth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West.  “This also marks the tenth consecutive quarter that we have maintained, or increased, the level of our cash dividend after our nine for five stock split in the second quarter of 2005.  In the past year, our market penetration, in terms of deposits, has increased a full 1% so that we have now captured 7.5% of all deposits within the six counties where most of our branches are located.  With the addition of two recently announced acquisitions, the California offices of Stockmen’s Bank and Bay View Funding, by the end of the current year we will have 41 retail branches and six corporate lending centers, allowing us to  offer an even greater   range of products and services to existing and new customers within the Central Valley,” continued Mr. Hawker.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 30 years of service as “Central California’s Community Bank.”  Currently County Bank has twenty-nine branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara,  Sacramento, and Tuolumne.  As of the latest FDIC data, County Bank has a 7.5% market share in the six Central California counties in which it has significant retail branches.  This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or David Heaberlin Chief Financial Officer, at (209) 725-7435.